                                                                   EXHIBIT 10.10

Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Securities and Exchange Commission without the Mark pursuant to the Company's Application for Order Granting Confidential Treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.

             [LETTERHEAD OF INNOVATIVE DRUG DELIVERY SYSTEMS, INC.]



                                                                          [LOGO]


                                                                October 9, 2001



CONFIDENTIAL

Via Facsimile
--- ---------
Dr. Donald E. Morel, Jr.
President and Chief Operating Officer
West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, PA 19341

                         Re: Letter Agreement

Dear Don:

Innovative Drug Delivery Systems, Inc. ("IDDS"), West Pharmaceutical Services, Inc. and West Pharmaceutical Services Drug Delivery & Clinical Research Centre Ltd. (collectively, "West") have entered into certain agreements with respect to the licensing, research and development of various pharmaceutical compounds including but not limited to the License Agreement dated August 25, 2000 (the "License Agreement"), the Research and Development and Option Agreement related to nasal midazolam dated September 22, 2000 (the "Nasal Midazolam Option Agreement") and the Development Milestone and Option Agreement related to nasal morphine dated September 22, 2000 (the "Nasal Morphine Development Agreement"). IDDS and West now desire to terminate the midazolam project, to amend the License and Nasal Midazolam Option Agreement, and make certain other agreements, all as set forth in this letter agreement (the "Letter Agreement").

      1.  Termination of Nasal Midazolam Option Agreement. Pursuant to Section
          6.2.1 of the Nasal Midazolam Option Agreement, the Nasal Midazolam Option Agreement is terminated in its entirety as of the date of this Letter Agreement. The parties hereby confirm and agree that (i) all provisions, rights and obligations that survive termination of the Nasal Midazolam Option Agreement pursuant to the terms of that agreement shall continue to survive; and (ii) as of the date hereof, both parties are in complete satisfaction of all of their obligations (financial and otherwise) to the other party in connection with the Nasal Midazolam Option Agreement

      2. Amendment of License Agreement. The License Agreement is hereby amended and supplemented as follows:

Dr. Donald Morel, Jr.
Page Two
October 9, 2001

          a. The parties agree that IDDS's rights and obligations with respect to midazolam as set forth in the License Agreement are hereby terminated in their entirety. All provisions of the License Agreement referring to midazolam (only in so far as they pertain to midazolam) shall be null and void and of no further force and effect.

          b. IDDS and West will meet during Q4 2001 to discuss other potential applications of West's technology covered under the License Agreement in combination with other molecules of interest to IDDS.

          c. IDDS will consider assigning, retaining or hiring a dedicated project manager to coordinate all programs and activities with West. Until such time, if any, as a dedicated project manager is retained, Dr. Leonard Firestone (of IDDS) will continue to coordinate all such activities directly with Nick Klutchka (of West).

          d. West shall assist IDDS or its counsel in conducting all intellectual property due diligence relating to chitosan, nasal-morphine, nasal-fentanyl and any other Licensed Product (as defined in the License Agreement) with the exception of nasal midazolam and M-6-G. All such reasonable costs, such as out-of-pocket expenses incurred in said due diligence will be borne by IDDS, to a maximum of $3,000. If it is anticipated that such cap will be exceeded, IDDS will be contacted to decide on the appropriate next step.

          e. Unless otherwise set forth herein, all other terms of the License Agreement shall remain in full force and effect and IIDDS's rights in and to Licensed Products (as defined in the License Agreement) other than midazolam shall be unaffected by this Letter Agreement.

      3. Supplement to Nasal Morphine Development Agreement. The parties hereby agree that the Nasal Morphine Development Agreement is hereby supplemented as follows:

          a. IDDS shall pay West the sum of $*** on or before December 1, 2001 as transnasal morphine in combination with chitosan advances through clinical trials.

          b. IDDS shall commit to spend up to the sum of $*** for Phase II clinical trial of transnasal morphine for the treatment of breakthrough pain following the parties' agreement on a mutually acceptable clinical development plan. This spending will depend on market conditions in Q4 2001 and the preclinical development activity of fentanyl or some other compound to be named by IDDS. West and IDDS would work together on the recognition issues for the $*** to make sure that the interests of both parties are taken into account.

*** Represents material which has been omitted pursuant to an Application for Order Granting Confidential Treatment and filed separately with the Commission.

Dr. Donald Morel, Jr.
Page Three
October 9, 2001

          c. West shall transfer to the FDA (with a copy to IDDS) all documentation necessary for IDDS to own and use, in the name of IDDS, the Investigational New Drug application currently held by West for transnasalmorphine.

          d. Unless otherwise set forth herein, all other terms of the Nasal Morphine Development Agreement shall remain in full force and effect.

This Letter Agreement constitutes our entire agreement with respect to the subject matter hereof and supersedes all written or oral prior agreements or understandings with respect thereto and may not be amended without a writing signed by both parties. This Letter Agreement may be executed in counterparts and shall be governed by the laws of the Commonwealth of Pennsylvania.

Please sign below in order to acknowledge that the terms set forth above accurately set forth our mutual understanding, and return an original signed copy to me.


Faithfully,


/s/ Leonard Firestone
-------------------------------
Leonard Firestone, M.D.
Chief Executive Officer


AGREED TO AND ACCEPTED:
West Pharmaceutical Services, Inc.


By: /s/ Donald E. Morel, Jr.
    --------------------------------
Name:  Dr. Donald E. Morel, Jr.
Title: President and Chief Operating Officer


West Pharmaceutical Services Drug Delivery & Clinical Research Centre Ltd.


By: /s/ Donald E. Morel, Jr.
    ---------------------------------
Name:  Dr. Donald E. Morel, Jr.
Title: Chairman


cc: Daryn Grossman